Exhibit 99.1

Digital Ally Announces that the U.S. Patent Office Has Issued Another Patent for its Revolutionary Body Camera Technology

Digital Ally adds the newly issued U.S. ‘452 Patent to its lawsuit against TASER

Lenexa, Kansas (February 2, 2016)

Digital Ally, Inc. (NASDAQ: DGLY) (the “Company”), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced that the United States Patent Office (“USPTO”) has issued another patent relating to its revolutionary auto-activation technology for law enforcement cameras. U.S. Patent No. 9,253,452 (“the ‘452 patent”) generally covers the automatic activation and coordination of multiple recording devices in response to a triggering event such as a law enforcement officer activating the light bar on the vehicle. This pioneering invention eliminates the burden of manually activating multiple recording devices when law enforcement officers are responding to an emergent situation. This invention will help guarantee that all relevant evidence is captured, even if an officer forgets to activate his cameras.

Digital Ally previously filed suit against TASER International, Inc. (“TASER”) for infringing related U.S. Patent No. 8,781,292 (“the ‘292 patent”). Prior to the lawsuit, the ‘292 Patent survived a validity challenge at the USPTO initiated by TASER and reissued with 59 claims covering various aspects of auto-activation and multiple camera coordination. The USPTO concluded that all 59 claims were novel and non-obvious over the closest patents and printed publications predating Digital Ally’s inventions (“prior art”) that Taser could locate. Notably, Taser did not submit any prior art related to its own research and development. The ‘452 Patent issued over the same prior art that TASER submitted in its challenge to the ‘292 Patent, confirming the strength of Digital Ally’s patent portfolio over TASER’s challenge. Digital Ally has now added the ‘452 Patent to its existing lawsuit against TASER seeking both monetary damages and a permanent injunction against TASER for infringement of both the ‘452 and ‘292 Patents.

The benefit to Digital Ally of TASER having submitted the best prior art it could find to the USPTO and re-opening prosecution on the ‘292 Patent while the ‘452 Patent application remained pending is that Digital Ally was able to confirm that all patent claims presented innovative and novel inventions in light of TASER’s submission. Furthermore, it is those very same innovations and novel inventions that are at the very heart of Digital Ally’s lawsuit, which alleges TASER infringes both the new and amended claims. TASER’s submission of the best prior art it could locate to the USPTO will now make it very difficult for TASER to challenge these claims.

In addition to improperly using Digital Ally’s own intellectual property, Digital Ally has added a new set of claims to the lawsuit alleging that TASER conspired to keep Digital Ally out of the marketplace by engaging in improper, unethical, and unfair competition. The lawsuit alleges TASER bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. Digital Ally’s lawsuit also seeks monetary and injunctive relief, including treble damages, for these alleged violations.

“Digital Ally’s ‘452 Patent, which was issued over the best prior art TASER could find, is further confirmation from the USPTO of the pioneering nature of Digital Ally’s VuLink technology,” said Stanton Ross, CEO of Digital Ally. “Additionally, we could not stand idly by while TASER improperly interferes with the marketplace for law enforcement cameras. The questionable actions TASER has taken in shutting out competition and procuring no-bid contracts hurt both the taxpayers and the law enforcement agencies by wasting money and depriving the agencies of the best possible technology,” concluded Mr. Ross.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the ultimate outcome of the Company’s litigation against TASER International, Inc.; competition from larger, more established companies with far greater economic and human resources; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the three and nine months ended September 30, 2015, as filed with the Securities and Exchange Commission.

Contact:

For Additional Information, Please

Stanton E. Ross		Thomas J. Heckman
CEO	or	CFO
(913) 814-7774		(913) 814-7774